UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report: November 16, 2004

SAN Holdings, Inc.
(Exact name of registrant as specified in its charter)

Colorado	0-16423	84-0907969
(State or other jurisdiction of	(Commission File	(IRS Employer
incorporation)	Number)	Identification Number)

9800 Mount Pyramid Court, Suite 130, Englewood, CO 80112
(Address of Principal Executive Offices)  (Zip Code)

(303) 660-3933
Registrant’s telephone number, including area code

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[    ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[    ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[    ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[    ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

     On November 22, 2004, SAN Holdings, Inc. (the “Company”) decreased the borrowing availability from $4.2 million to $1.2 million under the revolving credit facility (the “Solunet Facility”) that Solunet Storage, Inc., a wholly-owned subsidiary of the Company, maintains with Harris Trust and Savings Bank (“Harris Trust”). The revolving credit facility was established pursuant to the Harris Loan Authorization Agreement dated August 14, 2003 that was filed as an exhibit to the Company’s amended Quarterly Report on Form 10-QSB/A for the quarter ended June 30, 2003. The revolving credit facility is one of two credit facilities that the Company has established with Harris Trust. Borrowing availability on the other Harris Trust credit facility remains at $6.8 million, resulting in aggregate borrowing availability under the two facilities of $8.0 million.

     The purpose of the reduction in borrowing availability on the Solunet Facility was to protect the interests of the Company’s non-majority shareholders from further dilution. As described in Item 3.02 of this Current Report on Form 8-K, the Company was required to issue warrants to its majority shareholder, Sun Solunet LLC (“Sun Solunet”) as a result of the ongoing guaranty by an affiliate of Sun Solunet of the debt incurred by the Company under the Solunet Facility and the other revolving credit facility with Harris Trust. This reduction in the borrowing availability of the Solunet Facility has decreased the size of the guaranty and has correspondingly decreased the number of warrants that the Company is required to issue to Sun Solunet as of November 16, 2004, and that it will be required to issue at future intervals.

Item 3.02 Unregistered Sales of Equity Securities.

     On November 16, 2004 (the “Issue Date”), the Company issued to the Company’s majority shareholder, Sun Solunet, a stock purchase warrant (the “Guaranty Warrant”) to purchase 7,715,545 shares of the Company’s common stock, no par value per share (the “Common Stock”) at an exercise price of $0.001 per share. The form of the Guaranty Warrant was previously filed as an exhibit to the Company’s Amended Current Report on Form 8-K/A filed with the Securities and Exchange Commission on April 3, 2003 (the “April 2003 Current Report”).

     The Common Stock issuable by the Company upon the exercise of the Guaranty Warrant represents approximately 8% of the Company’s outstanding Common Stock as of the Issue Date. As a result, giving effect to the exercise of the Guaranty Warrant (but not to the exercise of any other outstanding warrants or options), Sun Solunet now directly holds approximately 61.5% of the pro forma outstanding common stock of the Company.

     The Company received no cash proceeds from the issuance of the Guaranty Warrant. If the entire Guaranty Warrant is exercised, the Company will receive a total of $7,716. However, no assurance can be given that the Guaranty Warrant will be exercised.

     The Guaranty Warrant was issued to Sun Solunet in partial consideration for a guaranty provided by an affiliate of Sun Solunet (the “Guarantor”) on the two revolving credit lines of the Company with Harris Trust pursuant to a letter agreement dated March 31, 2003 (“Credit Support Agreement”), among the Company, Sun Solunet and the Guarantor in a transaction exempt from registration pursuant to Regulation D promulgated under the Securities Act of 1933 and/or Section 4(2) of the Securities Act of 1933. The Credit Support Agreement was filed as an exhibit to the Company’s April 2003 Current Report.

     The number of shares exercisable under the Guaranty Warrant issued to Sun Solunet on the Issue Date was determined pursuant to a formula set forth in the Credit Support Agreement and is based on the amount that the outstanding guarantee provided on behalf of the Company by the Guarantor or the credit lines with Harris Trust exceeds $3.0 million as of the Issue Date (18 months after the effective date of the guarantee). Until the Company reduces the guaranteed debt to $3.0 million or less, it will be required to issue additional warrants to Sun Solunet at six-month intervals in the future (each May and November), according to formulas applicable to each such date, as disclosed in the Company’s Annual Report on Form 10-KSB for the fiscal year ended December 31, 2003.

Item 9.01 Financial Statements and Exhibits

     (c) Exhibits The following is a complete list of exhibits filed as part of this Report. Exhibit numbers correspond to the numbers in the exhibit table of Item 601 of Regulation S-K.

   Exhibit No.               Description

*4.01 Form of Warrant
10.01 Amendment to the Harris Loan Authorization Agreement

______________________

*Incorporated by reference to Annex A of Exhibit 2.3 to the Registrant’s amended Current Report on Form 8-K/A filed on April 3, 2003.

SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned, hereunto duly authorized.

SAN HOLDINGS, INC. By: /s/ Robert C. Ogden Robert C. Ogden, Vice President, Chief Financial Officer and Secretary Date: November 22, 2004